SOUTHWEST AIRLINES REPORTS FEBRUARY TRAFFIC

DALLAS, TEXAS – March 8, 2016 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its February and year-to-date preliminary traffic statistics. The Company flew 8.6 billion revenue passenger miles (RPMs) in February 2016, an increase of 13.5 percent from the 7.6 billion RPMs flown in February 2015. Available seat miles (ASMs) increased 14.7 percent to 10.9 billion in February 2016, compared with February 2015 ASMs of 9.5 billion. The February 2016 load factor was 79.0 percent, compared with 79.9 percent in February 2015. Based on these results and current trends, the Company continues to expect its first quarter 2016 operating revenue per ASM (RASM) to be in line with first quarter 2015.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to the Company’s financial outlook and projected results of operations. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the Company’s ability to timely and effectively maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iii) the impact of governmental regulations and other governmental actions related to the Company's operations; and (iv) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

FEBRUARY
	2016	2015	Change
Revenue passengers carried	8,761,811	7,865,619	11.4%
Enplaned passengers	10,590,896	9,535,453	11.1%
Revenue passenger miles (000s)	8,591,290	7,572,150	13.5%
Available seat miles (000s)	10,870,738	9,474,563	14.7%
Load factor	79.0%	79.9%	(0.9) pts.
Average length of haul	981	963	1.9%
Trips flown	97,824	88,038	11.1%

YEAR-TO-DATE
	2016	2015	Change
Revenue passengers carried	17,658,852	16,079,185	9.8%
Enplaned passengers	21,515,002	19,571,984	9.9%
Revenue passenger miles (000s)	17,533,086	15,620,359	12.2%
Available seat miles (000s)	22,415,415	20,183,856	11.1%
Load factor	78.2%	77.4%	0.8 pts.
Average length of haul	993	971	2.3%
Trips flown	201,484	187,807	7.3%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

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SW-T